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                                                                    EXHIBIT 99.2

                           ASYST TECHNOLOGIES, #567319
                      THIRD QUARTER 2004 FINANCIAL RESULTS
                         FEBRUARY 3, 2004, 2:30 P.M., PT
                           MODERATOR: STEPHEN SCHWARTZ

Operator Good afternoon, ladies and gentlemen, and welcome to the Asyst Technologies third quarter of 2004 financial results conference call. At this time all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Tuesday, February 3, 2004.

                           I would now like to turn the conference over to John Swenson, Vice President of Investor Relations and Corporate Communications. Please go ahead, sir.

J. Swenson                 Thank you, operator, and good afternoon, everyone.
                           Welcome to the fiscal 2004 third quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed via Business Wire at approximately 2:00 o'clock P.M.
                           Pacific time today, February 3, 2004. The release has been posted to our website which is at www.asyst.com.
                           To access the release, interested parties should click on the investor relations link followed by the press release link.

                           I need to remind you that during today's call we will make forward looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC on Forms 10-K as amended and 10-Q.

                           Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, and David White, Chief Financial Officer. David will start us off with a financial review and then Steve will provide a strategic and operational overview, then we will be happy to take your questions. Now I'll turn the call over to David White. David?

D. White Thank you, John. Let me start by briefly summarizing a few of the highlights for the quarter. First of all we had a record bookings quarter driven by 68% growth in our base business at ATI and 180% growth in the AMHS bookings at Asyst Shinko. We believe our rate of growth is indicative of share gains in all of our key businesses, particularly atmospheric front ends and AMHS. We believe the strength in our AMHS business is also indicative of the robust expansion that is currently occurring in both the semiconductor and flat panel display industries with AMHS bookings being a strong leading indicator of future demand for other tools and services.

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                           Second, we continued to execute on our outsourcing
                           and supply chain strategies at ATI and again saw sequential improvement in gross margin at ATI that was generally in line with our expectations.

                           Third, we exceeded our objectives for sales at ASI during the quarter which was largely driven by an FPD customer expediting their installation of our new Gen 6 product line. However, as a result of expediting and the newness of this product, our costs were higher than planned and these incremental revenues delivered no gross margin which significantly impacted gross margin for the quarter. I will discuss this in more detail later in my prepared remarks.

                           Finally, nonrecurring charges and the exceptional amount of selling activity in the quarter drove operating expenses higher than planned. We emphasize, however, that we are continuing our previously announced cost reduction initiatives and anticipate delivering savings in the near term future.

                           Now to the specific results. Net bookings for the quarter were $133.7 million, up 121% from the prior quarter. Our book-to-bill ratio was approximately 1.79:1. Our bookings in the base ATI business were up 68% to $53.5 million while bookings in AMHS at ASI were up 180% to $80.2 million. Our backlog stood at approximately $149 million at the end of the quarter.

                           OEM net bookings were up 50% for the quarter following a 48% increase in the prior period. OEMs represented 27% of bookings for the quarter which only reflects this even stronger growth in our bookings direct to fabs.

                           As a side note, some of our competitors have made generalized claims about gaining OEM market share, but it is important to distinguish between the large variety of products that are sold through the OEM channel. Essentially all of our OEM products are atmospheric solutions which are designed to be integrated into the fab automation system. We enjoy strong and growing market share in this segment of the market because we know more about fab automation than any company in the world. We do not materially participate in vacuum robotics or other categories of systems that go inside the tool because we believe that these are sub-components of the tool and don't view them as a part of the fab automation system.

                           Moving to net bookings by region, the results were as follows: North America 18%, Japan 24%, Asia Pacific 54%, and Europe 4%. It should come as no surprise that our large flat panel project in South Korea weighted bookings toward Asia. In addition, based on the recovery of spending in Japan and our leading share position there, bookings to Japan were up 120% quarter-over-quarter. Bookings by product type were 25% 300 millimeter compared with 64% in Q2; flat panel display AMHS comprised 29% of bookings versus 3% last quarter; and the remainder, or 46%, was

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                           predominantly 200 millimeter.

                           Now moving on to sales. Net sales for the quarter were $74.9 million, up 46% from $51.3 million in the September quarter. By customer type, sales for the quarter were 29% to OEMs and 71% direct to fabs. This compares with 35% to OEMs and 65% to fabs in the prior quarter.

                           Sales by region broke down as follows: North America 23%, Japan 26%, Asia Pacific 43%, and Europe 8%. The geographic mix primarily reflects the flat panel display activity in the quarter which was focused in South Korea, as well as increases in North America related to AMHS and growing OEM sales.

                           As a percentage of total sales 300 millimeter solutions represented 44% of sales for the quarter compared with 58% in fiscal Q2. Our flat panel display AMHS business represented 22% of sales, up substantially from last quarter as a result of our new Gen 6 project and other FPD expansion activity at both Gen 4 and Gen 5 factories. The remainder, or 34% of sales, was primarily related to 200 millimeter solutions. We had one customer that represented more than 10% of sales for the quarter.

                           Our consolidated gross margin for the quarter was 14.1%, but this doesn't tell the full story. Gross margin in the base business improved to 26% which is up one point from last quarter. Our progress on standard product cost and leverage on fixed cost was somewhat offset by increased sales of our Portal Plus EFEM and legacy sorter products which have lower margins. We continue to ship these products because they are qualified and designed in by customers, but we are working to convert all of our portal and sorter customers to the higher margin Spartan platform.

                           As I mentioned earlier, we saw solid margins at ASI pulled down primarily by one large loss contract and a $900,000 inventory impairment. Under GAAP we recognize the anticipated loss associated with a contract as soon as such a loss becomes apparent, regardless of whether any costs or revenue have been recognized. As a result, we have reserved the loss associated with this contract and two other much smaller contracts during the quarter. This also means that as revenue is recognized under these contracts going forward it flows through the P&L at zero gross margin.

                           To put this in perspective, during the quarter we recognized approximately $11 million of zero gross margin revenue related to the large Gen 6 FPD project which accounted for roughly one-fourth of ASI's revenue for the period. Other projects and services at ASI responsible for the other $31 million of ASI's revenues delivered an average gross margin of 25%. This

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                           $31 million of revenue with 25% gross margin was in
                           line with our expectations.

                           Turning to operating expenses, R&D expense was $9.2 million compared with $8.4 million in the prior quarter. The increase was roughly in line with our expectations based on planned spending for Spartan and AMHS. SG&A expenses were $18.8 million compared with $14.9 million in the prior quarter. Part of this increase was the result of higher pre-sales and other marketing activities related to evaluations of our Spartan platform and AMHS. We also incurred $2.1 million of nonrecurring costs related to prior years.

                           We reported approximately $1.7 million of restructuring charges. Amortization of intangibles was $5.3 million for the quarter versus $4.8 million last quarter. This change is due primarily to appreciation of the Japanese yen relative to the U.S. dollar.
                           Other expense was approximately $2.2 million compared with $1.5 million in the prior quarter. This was about $1 million higher than expected solely due to foreign exchange losses chargeable to the P&L. This foreign exchange loss, however, was fully offset by translation gains booked on the balance sheet as cumulative translation adjustments.

                           Including all charges, our net loss on a GAAP basis for the quarter was $22.1 million, or 52 cents per share which compares on the same basis with $16.3 million, or 41 cents per share in the prior quarter. The charges mentioned previously impacted reported net loss for the quarter by $5.7 million, or 13 cents per share. The amortization of intangibles and stock based compensation from prior acquisitions impacted reported net loss by $2.5 million, or 6 cents per share.

                           The weighted average share count used to calculate EPS for the quarter was 42.2 million, up from 39.5 million in the prior quarter primarily as a result of our follow on equity offering.

                           Now turning to the balance sheet. Cash, cash equivalents and short term investments at quarter end totaled $122.4 million, up from $77.4 million at the end of the last fiscal quarter. This reflects net proceeds of $99 million from our stock offering offset by the pay down of our $25 million U.S. credit facility and other changes in working capital.

                           Accounts receivable totaled $122.7 million at the end of the quarter, up roughly $41 million from $81.8 million at the end of the prior quarter. DSO grew modestly at ASI and ATI primarily as a result of sales being back end loaded in the quarter.

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                           Inventory at the end of the quarter was $20.6
                           million, up only $3 million from last quarter's $17.6. Inventory turned during the quarter at an annualized rate of 12 times versus 8 in the prior quarter.

                           Now to the outlook. The following is guidance for the fiscal fourth quarter ending March 27, 2004. We anticipate net sales at ATI in the range of $42 to $45 million with gross margin of approximately 30%. We anticipate net sales at ASI in excess of $65 million. Approximately half of these sales are expected to carry a gross margin in the historical range of 20%. The remainder of the sales are expected to come from the previously mentioned loss contracts which will provide a gross margin of zero.

                           R&D and SG&A expenses are expected to be in the range of $27 to $28 million. This reflects modest increases in R&D and higher selling and marketing costs associated with the anticipated increase in sales. We are continuing our previously announced cost reduction initiatives and anticipate potentially incurring $3 to $5 million of restructuring charges over the next several quarters.

                           Other items of guidance are detailed in our press release. For those of you interested in estimating earnings per share for First Call, I encourage you to review the release and the included supplemental information to help clarify the impact of amortization on income taxes and minority interest.

                           With that, I'll turn the time over to you, Steve.

S. Schwartz                Thank you, David. The points I want to make are not
                           new. One deals with penetrating new markets, market share growth, and the benefits and opportunities that come with market leadership. The other highlights the work we've done and the work we have yet to do to reduce costs. Let me start with why we think that flat panel is a tremendous opportunity and also what the challenges are, then I'll return to the rest of my comments about the Asyst business you're most accustomed with.

                           Our strategy in flat panel has been to enter a business that's on a different cycle from silicon that leverages our core capabilities and leverages our existing infrastructure. Today we are way beyond just thinking about being in the flat panel display business, we are right in the middle of it and we believe we'll be very successful. Success means great products, capturing share and performing well. Success means rapid, overwhelming, convincing capability unprecedented in flat panel or in semiconductor for that matter.

                           When you perform the way we have and compete with such strong

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                           competitors you don't get to take advantage of
                           learning cycles. Nine months ago we had an idea to go after Generation 6 in a big way. Six months ago we had one vehicle and one stocker to show. Three months ago we won our first Gen 6 fab and two months ago we began populating the fab with our products full speed ahead.

                           We said we were getting into the flat panel business, the window opened and we had a choice, play at Generation 6 or sit out. We seized the moment and we're glad we did. We expect to be the player in flat panel display. We're going to win business and make money. In our opinion there's only one way to go into an important market, especially markets that are being served by a number of competitors, that is full speed, fully focused, get a leadership position and make money.

                           In silicon and flat panel display the cycles come too quickly and the windows are too narrow. There's much to be gained when you've won the business. Getting in later is tough. The approach we've taken with flat panel display is the same as we've done with the rest of Asyst, identify the need, rapidly define and develop new products to meet the need and then go.

                           In this Generation 6 fab which we won in October in less than 60 days, we went from one vehicle and one stocker running in our factory in Ise to accelerated delivery of the first of 26 vehicles and 42 stockers ordered in the first phase. We are focused now on meeting the delivery requirements of our customer. They need the factory up and running production panels and we will meet their requirements. This kind of performance is a badge of honor for ASI. Simultaneously we are working with the supplier base to ensure that subsequent phases of this project and all further Generation 6 business we win will be profitable.

                           This is the path we've taken before at Generation 5 with LG, now a comfortably profitable business. The difference this time is that we're starting with a huge volume at the beginning of Generation 6. This will pave the way for a strong foundation in flat panel display, a path toward profitability and sustainable leadership.

                           We'll have more to report in the coming months related to our success in flat panel display. The flat panel display AMHS market is expected to be in excess of $500 million in 2005 which will make it just as large as the silicon AMHS market's expected to be.

                           As the only supplier with a deliverable flexible Gen 6 solution, we believe we actually have the opportunity to seize the number one share position in 2004 which would be well ahead of our objectives. In 2004 you should

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                           expect a larger flat panel display AMHS market, more
                           market share for Asyst and profitability from this very important segment.

                           Now I'm going to shift my comments to the semiconductor business you all know. Over the past three years we've been focused on improving Asyst's 300 millimeter product offerings, regaining share in atmospheric tool front end automation and entering the AMHS market. I think our top line results and bookings for the quarter demonstrate that Asyst is winning on all of these fronts.

                           We are seeing rapid acceptance of our new products such as Isoport and Spartan with both OEMs and end customers. We won 20 significant AMHS contracts including the largest new 300 millimeter AMHS decision during the quarter. We are running more than 300 meters of FasTrack conveyor AMHS at UMCI in Singapore which is progress ahead of schedule on a broader portfolio of AMHS products. And as I mentioned, we significantly increased our penetration of the flat panel display AMHS market.

                           As we've said consistently, we believe that market leadership is the surest path to sustained profitability. It provides the scale necessary to leverage our infrastructure throughout the cycle, the platform for our long term solution strategy and as the upturn strengthens, the ability to maintain and improve pricing.

                           We have a clear opportunity to strengthen pricing in our core product areas, namely by changing the game. By changing the game I refer to products like our Spartan which is designed to capture more revenue per tool at lower cost to the customer with higher gross margin to Asyst. I also refer to our overall solutions strategy as compared to the historical orientation of selling automation as discrete products.

                           All 300 millimeter chip makers must automate and with few exceptions none have robust internal automation expertise. As the market share leader in 300 millimeter AMHS, our products are the backbone for more than 50% of current 300 millimeter production. As the market share leader in atmospheric tool hardware, we also form the extremities of a significant portion of the fab automation system. And finally, as the leader in auto ID and connectivity software, we comprise the central nervous system in the majority of 300 millimeter fabs.

                           This broad and strategically irreplaceable presence, combined with our long history as turnkey fab automators, puts us in a unique position to take responsibility for the full automation of modern 300 millimeter factories. This is our direction and the means by which we completely change the

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                           game from selling iron to selling solutions.

                           We do not expect to change the world overnight. The current pricing environment for AMHS is competitive, particularly when we are bidding for customers who are doing their first 300 millimeter fab and don't have firsthand experience with automation or the productivity benefits provided by our solutions. Fortunately, in Asyst Shinko we have what we believe is the strongest 300 millimeter product offering as well as the business model that can cope with the pricing environment.

                           ASI spends only 10% of sales on R&D and SG&A, an amount we can leverage and which makes the business attractive even at 20% average gross margins. In addition, we have abundant experience showing that once we are the AMHS supplier of record, we can achieve average gross margins closer to 30% on expansions, upgrades and new fabs.

                           Finally, and most importantly, we know that winning the AMHS is often the critical first step for talking to the customer about broader, more integrated automation solutions. Because of our operating leverage and the benefits that accrue from market share leadership we are highly successful, although still not satisfied with silicon AMHS gross margin in the 20% range. This is the historical average for ASI and the baseline from which we plan to make improvements in both pricing and cost.

                           It's worth noting that in atmospheric tool hardware, auto ID and other product areas we enjoy a significant price premium to our competitors, largely driven by our ability to sell and deliver value to the customer. We will be successful doing it in silicon AMHS even before we have changed the game to a solution sale.

                           As we begin to export our strategies to the flat panel market, we do it with the same operational leverage and the same opportunities to profit from follow on business that we enjoy in silicon.

                           To my second point, we have not lost our focus on improving costs and profitability. We have outsourced the manufacturing of most of our non AMHS products and have transitioned roughly three-fourths of the related supply chain to lower cost suppliers in Asia. We also have significantly reduced our operating costs while increasing our global footprint.

                           But there's work left to do on all of these fronts, as well as new initiatives that we are just kicking off. Let me talk about each of these, as well as expected impacts and timing.

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                           First, at ATI we still carry significant fixed
                           manufacturing operations costs, largely driven by over-redundancy initially designed into our outsourcing model which is just now experiencing the volume ramp. In the third quarter these costs equaled 15% of ASI's sales. Over the next four quarters we will be taking these costs down on three fronts: reducing the redundancy, moving some of the ongoing operations to Asia, and outsourcing our Asyst Japan robotics manufacturing. In addition, what remains is the primary fixed cost that we can leverage with greater volume.

                           Also in the base business we are making steady progress transitioning the supply chain to lower cost suppliers, predominantly in Asia. We have opportunities to gain 7 to 10 points of margin over the next year through this continuing process.

                           Finally, we have other semi-variable costs such as inventory carrying costs, freight and other manufacturing costs which in fiscal Q3 accounted for more than 9% of sales. With the continuing transition to Selectron, we are on schedule to cut these costs in half over the next four quarters.

                           Putting this all together we're on track to increase gross margin into the mid-40% range which is in line with the last peak and this assumes no benefit from volume, value engineering of current products or contribution from Spartan which is a value engineered platform.

                           At Asyst Shinko cost reduction efforts have been ongoing but to date we have not looked substantially beyond Japan for the supply chain. At present more than 90% of our key parts are procured from Japanese suppliers at average costs similar to suppliers in North America. With our experience at ATI as a benchmark, we are confident that we can achieve average product cost reductions of greater than 10% through new sources of supply. Onsite labor is another significant component to product cost that represents an additional opportunity for savings.

                           Finally, we are addressing operating costs as we have for some time. Activities that have been announced, but they must be executed in phases, include focusing our Asyst Japan operation on its primary sales and service mission, integrating more of our activities with ASI and implementing end-of-life programs for certain legacy products.

                           It will be challenging to drive cost down during the upturn, but we remain committed to optimizing the business model for profitability throughout the cycle.

                           In aggregate we continue to march steadily toward a target model that will

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                           break even at $75 to $80 million of sales with a
                           50/50 mix of AMHS and other products. However, it's clear that our revenue will move well past this level before we've completed all of our work on margins. In fact, measured by our quarterly run rate we believe we're on a path to once again in the near future claim our place as the largest semiconductor and flat panel display automation company. If that trajectory continues, we also expect to generate substantial profits even before we have the business model fully optimized.

                           In conclusion, we're in a vital and growing market. Our market position is strong and getting stronger. We have products and expertise like no other company. With these elements in place we're committed to accelerating the execution of our total solution strategy and our other profit improvement initiatives so that we can deliver the profitability that is inherent in our business model.

                           That concludes our formal comments and now we'll be happy to take your questions. Operator?

Operator Thank you, sir. Ladies and gentlemen, at this time we'll begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

                           Our first question comes from Steve O'Rourke with Piper Jaffray. Please go ahead.

S. O'Rourke                Hi, good afternoon. With the guidance you gave, it
                           seems like we should be looking at gross margin in the mid-20% range going forward. Is that a fair estimate? At a much higher revenue level, how should we look at gross margin going forward over the next couple of quarters into 2004?

D. White I think the guidance we gave, Steve, was kind of along the lines that in our ATI business right now we're guiding 30% for the March quarter. We expect that number to increase two to three points per quarter, or let's say 10 points or so over the next four quarters.

                           Similarly with ASI, our traditional gross margins in that business have been in the mid to low 20s. We expect that some of the actions that we're taking there are also going to improve that, roughly along the same lines I just mentioned as it relates to the ATI business.

                           I think the one exception that I'd hang out there though is the flat panel

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                           display aspect of the business. We consider that an
                           investment that we're making currently and so you should really be viewing that as incremental to the base business that we're establishing.

S. O'Rourke                I think you said $31 million of AMHS revenue was with
                           about 25% gross margin?

D. White                   That's right.

S. O'Rourke                How much of that was FPD AMHS if any?

D. White                   I would guess somewhere in the 10% range.

S. O'Rourke                Okay. And what is breakeven now?

D. White If you look at what we've guided in the October quarter and you look at where we are right now I think the good news for us is that we have a significant ramp which is ahead of us. I think the consequence of the ramp has perhaps delayed some of our initiatives that we'd planned on by perhaps one to two quarters. So our expectation right now is that we would be roughly at a P&L cash flow breakeven roughly by the June quarter.

S. O'Rourke                Okay and just one last question on the gross margin
                           front. You mentioned getting 30% gross margin in AMHS expansions. What is so different from the initial installation with respect to expansion and should we anticipate this for the FPD expansion as well?

S. Schwartz                Steve, we get higher gross margin because we're first
                           ... we're getting some volume because we're repeating the cars, the rails, the configuration and at the same time the installation that we can do in the first phase allows us to go more quickly in the second phase. So very consistently the gross margin on add-on phases is higher in just about every project that we've done over the past few years.

                           We will expect the same kind of improvements in flat panel. Flat panel will be a little bit more rapid improvement because we are just now building the first flight, if you will, of cars and stockers for Gen 6.

S. O'Rourke                Fair enough. Thank you.

Operator Our next question comes from Vijay Rakesh with Berean Capital. Please go ahead.

V. Rakesh                  My question was on the transfer of manufacturing from
                           Asyst Japan to

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                           Selectron. I was wondering if you could update on
                           what is going on and how do you expect gross margins at ASI to be impacted after the outsourcing?

D. White                   Did you say Asyst Japan?

V. Rakesh                  Yeah.

D. White                   You mean Asyst Shinko?

V. Rakesh                  Right.

D. White So the question is how do we expect Asyst Shinko's gross margins to improve with outsourcing?

V. Rakesh                  Yeah, and if you could give us a time line, say by
                           end of 2004 where do you expect the gross margins to be?

D. White Okay, I'm sorry. I understand the question better now. When you said Asyst Japan I was thinking of our sales and service operation there. As Steve mentioned in our call, about 90% of what we procure of the components that make up our current AMHS products, those are sourced solely in Japan so we would anticipate that over the next four to six quarters we're going to be doing two things. One is competitively bidding a larger piece of the supply chain that we have in place today and concurrent with that, relocating that into the Asia Pacific region.

                           So that will not happen overnight, but we think that we can get steady improvement over the next four to six quarters as we implement that.

                           Now let me add to that we do have an operation in Japan and we have talked about outsourcing those activities. That was initiated and that activity commenced at the end of December, so the beginning of this current quarter that we're in, but that's a separate outsourcing activity.

V. Rakesh                  And how do you think that would affect the gross
                           margins at ASI?

D. White Well, that's separate from ASI, so if I go back to ASI, the expected impact of the supply chain changes over the next four to six quarters we would expect that to be at least greater than 10%, 10 points.

V. Rakesh                  Okay. Also for the March quarter I think you guided
                           revenues to about $100 million. Does that get you to breakeven in the March quarter at all or do you think it's the June quarter that you're looking for breakeven?

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D. White                   I think my comment before was that we're probably
                           about a quarter, maybe two, behind where we want to be and some of that is really predicated by the fact that we are ramping the business and some of the things that we had anticipated having completed by this quarter are going to be delayed a little bit. But notwithstanding that we will complete them and we think we can be pretty close to cash breakeven by the June quarter.

V. Rakesh                  This is the last question. The loss contracts on AMHS
                           for FPDs that you mentioned, how long do you anticipate that to continue? Is that only the initial phase? And if you look at the margins on FPD how do they compare to the semiconductor side?

D. White On the flat panel display business that we booked in the quarter if you look at it, they each have a couple of things that are probably you might say a common thread between them. Either it's a brand new account that we're penetrating or it's brand new technology that we are developing and putting into production so the latter of those we consider is kind of nonrecurring. We would expect to gain from our experience and we'd expect to cost reduce future installations of the same thing. The former, which has to do with new account penetrations and so forth, sometimes that's the cost of getting into the business, but the real opportunity for us is that generally speaking every one of these flat panel display installations usually goes through multiple phases of volume ramp and it's our experience that those second and third phases are where we get most of our margin.

V. Rakesh                  But if you look at the margins on FPD was the semi
                           business pretty much the same?

D. White It generally has been when it's been repeat accounts or it's been repeat technology.

V. Rakesh                  Okay, great. Thanks.

Operator                   Our next question comes from Jay Deahna with JP
                           Morgan. Please go ahead.

J. Deahna                  Thanks. Good afternoon. I hopped on the call a little
                           bit late. Can you explain what led to the adjustment in the SG&A?

D. White Jay, this is David. Primarily there were some expenses that in my judgment should have been accrued in the prior years and prior quarters and so we took those charges in this quarter.

J. Deahna                  Relating to what?

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D. White                   Related to various policies around accruals and so
                           forth so they should be nonrecurring.

J. Deahna                  Does that have something to do with tool
                           installations?

D. White No, no, not at all. Not at all, completely unrelated, it's an SG&A type of expense.

J. Deahna                  Okay. And when you guys booked the flat panel display
                           orders that are now referred to as loss contracts, did you know at the time that you were booking those at zero gross margins?

D. White Not at all. Probably two things, Jay. One is that at the time we booked it, particularly the large one which was LG, that $26 million worth of business was booked in October and we did not have knowledge of it at that point in time. And I think the two things that have updated us since then, and this is really just in the last couple of weeks when we did a project by project review there in Japan, is that at the request of the customer we've accelerated the delivery schedule for that program. So that's put some strain in our ability to shorten our lead times, but we're committed to doing so and that added some cost. And the second piece is just the fact that it's a new product line for us and so that also had costs that had not been anticipated.

J. Deahna                  Because when you guys did your introductory remarks
                           you talked for about 15 minutes about a myriad of different initiatives that you're going to actually get in order to reduce costs and you articulated some margin targets and some timeframes. As recently as four or five months ago if you weren't able to estimate what your margin structure was on orders that you were bidding for, how does that give us confidence that you can achieve these cost reduction initiatives that you're talking about in the timeframe that you're talking about?

D. White I think those are kind of two separate issues. As it relates to the loss contract it really comes down to two things. One is expediting which we are doing to respond to the need of a customer. And secondly, the fact that it's a development program and like any development program if you've ever been around them there are uncertainties. And whenever there are uncertainties with new technology, development, etc., they can induce delays in a schedule and they can induce cost overruns. And our belief is that we would be better off incurring the cost overrun if that's what it takes to meet a customer requirement or to meet a market window.

J. Deahna                  What would the gross margin have been had there been
                           no expediting on

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                           that FPD contract?

S. Schwartz                Jay, this is Steve. We have a very good handle we
                           believe on all the silicon business. This is repeat.
                           We know how to build cars, we know how to do installs, we have a very good sense for that. On the flat panel the issue that we have is we absolutely decided we're going to make an investment in this business. We aggressively went after it. We knew what the costs were of the first car that we built. We had to make some estimates on what we thought the costs were going to be for us to buy these things in some volume. We didn't have a really thorough look at that until after the end of the quarter when we went through a review and we came up with the first part of this, part of this first part of the project to require us to incur a loss on the contract, an investment we'd still make. We're looking at a $500 million market opportunity. We've invested a few million dollars going after a very significant first win.

                           We took our best estimate with all the information that we had when we were plowing ahead in early November capturing the business and building the first cars. We were diligent in the look at the business a couple of weeks ago and it caused us to incur a loss on the first phase.

J. Deahna                  Okay. And then the last question is going forward how
                           much of your margin expansion in flat panel will be dependent upon pricing increases as opposed to cost reductions?

D. White Jay, I think our anticipation would be that it's all going to be cost reductions.

J. Deahna                  Okay. Thank you.

Operator Our next question comes from Bill Ong with American Technology Research. Please go ahead.

B. Ong Yes, of the $80 million in AMHS orders in the quarter, what's the average order size for the quarter and what type of order size terms can you expect over the next many quarters out? Thanks.

D. White I don't know the average size. Do you have any idea, John?

J. Swenson                 There were 20 big projects in there, Bill, so that
                           would tell you that you probably would end up with about a $4 or $5 million average per but what you've actually got is several very large pieces of business, LG being one of them, and then kind of typical dribs and drabs of Phase 2 expansions and upgrades and things like that where you'll get anywhere from $400,000 to $1 million in a piece of business.

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D. White                   Bill, just to keep it in perspective, semiconductor
                           fab is something on the order of $40 or $50 million of total AMHS. And what we're finding is that where we're participating is in the larger flat panel, those are in the $50 to $70 million kind of AMHS for those factories and it gets spread over 18 months maybe.

B. Ong Okay. Do you anticipate any type of $10 million type of orders over the next several quarters out or are most of them going to be typically in the mid-single digit range as far as larger order size?

J. Swenson                 Bill, you know what, every quarter we tend to have at
                           least a $10 million order. That's kind of typical of a Phase 1 project and we've been winning a lot of those. So, yes, we would expect to have at least one if not more.

B. Ong                     Okay, great. Thanks.

Operator Our next question comes from Stuart Muter with Adams, Harkness & Hill. Please go ahead.

S. Muter                   Thank you and good afternoon. Impressive bookings.
                           Just back to the gross margins, maybe asking some of the questions a different way. What timeframe do you think we're looking at to get Asyst Shinko gross margins to say 20%?

D. White                   On the aggregate?

S. Muter                   Yeah.

D. White I think the aggregate will greatly depend upon the mix of flat panel display business. The base business I think as we'd talked about and was in the press release is already in the mid-20s and we think we can improve upon that, Stuart. So the question really comes down to flat panel display. And so as we gain experience with Gen 6 installs, the new Gen 5 overhead transport we've just started on, those are going to get elevated up basically to the same level as our base business and we would expect that to be somewhere in the order of fourth quarter.

S. Muter Okay and a question for Steve. How's the feedback on the Spartan platform for both tool front ends and sorters?

S. Schwartz                Stuart, we got acceptance of the product and repeat
                           order already so we're really pleased with the progress. We have a build-in with a bunch of them on the floor and we continue to build and get acceptance so we're really pleased

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                           with the progress. The challenge will be to put this
                           into the supply chain as well.

S. Muter Okay. And the outlook for that looks good in terms of gross margins and the ability to ramp?

S. Schwartz                Still on schedule.

S. Muter                   Okay. Thank you.

Operator Our next question comes from Timothy Arcuri with Deutsche Bank Securities. Please go ahead.

P. Yanamandra              Hi, this is actually Padma Yanamandra for Tim Arcuri.
                           I just had a couple questions. How should we look at incremental gross margin and operating margin once you guys hit breakeven? And what is your goal for flat panel as a percentage of your overall business?
                           And finally, how should we be looking at your tax rate in 2004?

D. White                   Okay, so gross margin. What was the first one again?

P. Yanamandra              The incremental gross margin and operating margin.

D. White Okay, so if you look at the incremental margin on the ATI business, we would expect the incremental margin to be north of 40%.

P. Yanamandra              And on an operating margin basis?

D. White And most of that going into operating margin, so probably 85% of that going to operating margin.

P. Yanamandra              Okay. And what about for Asyst Shinko?

D. White Asyst Shinko is traditionally holding, again aside from the flat panel display, has been somewhere in the mid-20s. And most of their costs are in the supply chain and so the incremental today with no other changes, you'd probably be looking at maybe 30%-35% incremental would go to the bottom. But with changes in the supply chain and cost reduction, we would expect that number to be higher.

P. Yanamandra              Okay. And what are you targeting for flat panel as a
                           total percent of your business?

S. Schwartz                When we look at the market opportunity it's somewhere
                           in the 20% to 25%

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                           of our total served market so a reasonable target
                           would be somewhere in that range, 20% to 25% of our total business.

P. Yanamandra              Okay. And finally, what should I be looking at as a
                           tax rate for 2004?

D. White                   42%-43% at ASI and zero for ATI.

P. Yanamandra              Alright. Thank you.

Operator Our next question comes from Mark Fitzgerald with Banc of America Securities. Please go ahead.

M. Fitzgerald              On the FPD business is there such a thing as a
                           standard product for these plants given all the different glass sizes?

D. White Mark, if you look at the glass sizes they generally will quote a Gen 5 within a range and so even though there are some differences between one Gen 5 plant and another, generally speaking they're not substantial enough that it requires re-engineering of the tool. Usually it's fixturing.

S. Schwartz                Mark, at the process tool level of course at the
                           transport level, very small.

M. Fitzgerald              So you can get what is basically a standard product
                           like you have in semiconductor wafer manufacturing?

S. Schwartz                Correct.

M. Fitzgerald              So you don't view this as an issue in terms of
                           hitting gross margins going forward?

S. Schwartz                No.

M. Fitzgerald              Okay. And then on the ATI business can you just give
                           me a sense where we are with Solectron in terms of outsourcing and their ability to hit ramps and particularly adjust any sort of changes that come along during the course of building product?

S. Schwartz                Yeah, Mark, we're ramping the factory for sure. We
                           went up 30%. We're pushing them to do 50% ramp this quarter. We're meeting revenue. We've got delivery issues for certain products for certain customers at certain times, but all hands are on deck and we're making good progress. We won't miss any of the numbers. We are pushing the products through the factory right now, but things are going well to meet the current ramp.

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M. Fitzgerald              Okay. Thank you.

Operator Our next question comes from Brett Hodess with Merrill Lynch. Please go ahead.

B. Hodess                  Good afternoon. I was just wondering you know if you
                           look across the businesses what the visibility now is for the orders over the next quarter or so, do you think that you'll continue to build backlog through the March quarter or would the big run up that we had in the December quarter, should we expect that to come down a bit?

D. White Brett, we won't guide the overall booking, but to give you a sense, things are still pretty robust. Just to give you a sense, in the core ATI business in January we booked 60% of what we booked all last quarter, so the order patterns feel are pretty strong across the business and we'd anticipate that the backlog will build.

B. Hodess                  Very good. Thank you.

Operator Our next question comes from Kevin Vassily with Susquehanna Financial Group. Please go ahead.

K. Vassily                 If you guys already broke this out, sorry for asking
                           again, but going through my notes I didn't see it.
                           Did you give a split on the mix between 200 millimeter and 300 millimeter business at each of your businesses, the ATI business and at Asyst
                           Shinko.

D. White                   Just aggregate.

K. Vassily                 Just agg. Can you break that out for us?

D. White                   Don't have that here with me.

K. Vassily                 Okay, I can get that offline then from you. Thanks.

D. White                   Sure, we'd be glad to do that.

Operator Our next question comes from Steve O'Rourke with Piper Jaffray. Please go ahead.

S. O'Rourke                Hi, just a couple of follow up questions here. How
                           should we be looking at both R&D and SG&A trending out into '04?

D. White                   Trending out into our fiscal 2005?

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S. O'Rourke                Correct.

D. White Our guidance would be that it's going to go down sequentially quarter-over-quarter over the next four.

S. O'Rourke                Okay. And I think you commented at least in some of
                           the written remarks about some increased R&D due to Spartan and AMHS. Should we expect that to fall off?
                           Was that sort of a one time thing in the quarter?

D. White Yeah, that'll fall off, Steve. Part of this, and this goes back to the comment I made earlier, in the course of ramping the ASI business they were really at capacity in terms of what business they could undertake and so our transition plan for our overhead conveyor system really has gotten delayed by about a quarter. So we'll get that back on track and we expect those costs to really get absorbed by ASI and become just a basic part of their R&D expense run rate.

S. O'Rourke                And what was headcount at the end of the quarter?

J. Swenson                 540 in ATI, Steve, and about 260 at Asyst Shinko.

S. O'Rourke                Thank you.

Operator Our next question comes from Theodore O'Neill with AG Edwards. Please go ahead.

T. O'Neill                 Thanks very much. One of your competitors has been
                           out saying that looking across the product line, the ones that are unprofitable at the operating margin basis they're talking about exiting those businesses.
                           And given the low level of profitability in one or more of the segments that you're in, have you given any thought to exiting some of these areas?

                           And secondly, what level of gross profit margin do I need to assume in the next quarter in order to get to your breakeven? Thanks.

S. Schwartz                Theodore, this is Steve. About the products that are
                           unprofitable we're out of most of those already. The only products that are significantly lower gross margin, the volume is low, it runs a few million dollars per quarter and that's where the Spartan product will take over. So we have next generation products coming in to replace the existing sorter and the existing portal, the Spartan will add profitability back to those businesses. Any things that weren't profitable we exited those businesses over the past few years.

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T. O'Neill                 And then what sort of gross profit margin do I need
                           to assume to get to breakeven for the next quarter?

D. White We're really not guiding the June quarter anything other than what I indicated earlier which would be we expect a P&L cash flow breakeven by that time period.

T. O'Neill                 Cash flow breakeven, okay. Thanks very much.

Operator Our next question comes from Timothy Arcuri with Deutsche Bank Securities. Please go ahead.

P.Yanamandra               This is Padma Yanamandra again for Tim Arcuri. Just a
                           quick follow up. When do you expect the zero percent gross margin business to be complete? Is that a 12 to 18 month contract?

D. White                   About three quarters.

P. Yanamandra              So we should expect to carry this forward another
                           three quarters?

D. White                   Somewhere in that area, yeah.

P. Yanamandra              Okay, thank you.

Operator Mr. Schwartz, there are no further questions. Please continue with your closing remarks.

S. Schwartz                Thank you, operator. Thanks, everyone, for joining us
                           on the call today. We believe we have an enormous opportunity here in a new market, it's being layered on top of a very successful and growing semiconductor automation business. We appreciate your participation and will be available for the rest of the day to take your follow up questions. Thank you.

Operator Ladies and gentlemen, this concludes the Asyst Technologies' third quarter 2004 financial results conference call. If you would like to listen to a replay of today's conference, you may dial 303-590-3000 and enter the access number of 567319.

                           Thank you for participating. You may disconnect.

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